COAL BED METHANE PARTICIPATION AGREEMENT

         This Coal Bed Methane Participation Agreement (this "Agreement") is made and entered into by and between Dolphin Energy Corporation, a Nevada corporation ("Dolphin"), and Horizon Gas, Inc., a Colorado corporation ("Horizon"), effective as of November 2, 2004 (the "Effective Date");

                                   WITNESSETH:


WHEREAS, pursuant to the terms of the "Subject Leases" (as defined herein) and to the extent set forth therein, Dolphin owns existing "Wells" (as defined herein) located in Wyoming and has the right to acquire additional interests in the Subject Leases by drilling additional Wells;

WHEREAS, Horizon desires to expend up to U.S. $30,000,000 in order to develop coal bed methane reserves in the State of Wyoming and, to that end, desires to participate initially in a "Drilling Program" (as defined herein) allowing expenditures of up to U.S. $13,000,000 in the drilling of Wells on the Subject Leases and acquiring of interests therein, on the terms and conditions hereinafter stated;

WHEREAS, Dolphin is willing to develop its interests in the Subject Leases with Horizon and to allow Horizon to participate therein with Dolphin on the terms and conditions hereinafter stated; and

WHEREAS, after the Drilling Program and dependent upon "Available Acreage" (as defined herein) and other factors, Dolphin is willing to participate up to a potential maximum of U.S. $17,000,000 with Horizon in developing additional coal bed methane reserves by drilling Wells on Available Acreage and acquiring interests in relevant leases;

         NOW, THEREFORE, in consideration of the mutual premises and terms set forth hereinafter, the parties hereto agree as follows:

                                       I.
                                   DEFINITIONS

The capitalized terms used in this Agreement shall have the following definitions:

1.1 "Affiliate" of a party shall mean a company, partnership or other legal entity that controls such party, is controlled by such party, or which is controlled by an entity that controls such party. Control means the ownership, directly or indirectly, of 50% or more of the shares or other ownership interest of a company, partnership or other legal entity or the possession of day-to-day management authority in a company, partnership or other legal entity.

1.2 "Available Acreage" shall mean leased acreage other than the Program Acreage located in Sheridan County, Wyoming in which Dolphin has a working interest, of which Dolphin is the operator and in which Dolphin may assign a working interest to Horizon free and clear of any liens and encumbrances.

1.3 "Carried Interest" shall mean a Working Interest equal to an undivided percentage of a One Hundred Percent (100%) Working Interest in any Well and lease assigned by Dolphin to Horizon, such undivided percentage being determined by multiplying ninety percent (90%) times Dolphin's Working Interest times twenty-five percent (25%) and with respect to which Horizon shall be responsible for any costs, risk or expense associated with the drilling and completion as well as the recompletion (or other Subsequent Operations) directly associated with establishing new production in the shallower coals of the subject Well in the Target Horizon as well as equipping such Well to the point of first connection to the gathering system pipeline to which a Well is connected on the Subject Lease. The Carried Interest applies to all Wells contemplated hereunder, including any recompletions (or other Subsequent Operations) directly associated with establishing new production in the shallower coals in the same wellbore, but specifically excluding any plugging and abandonment operations with respect to any Wells. The Carried Interest with respect to a particular Well shall terminate when that Well is connected to the gathering system pipeline and would be revived with respect to any Subsequent Operations as provided in this Section 1.3 above. Except to the extent of expenses subject to the Carried Interest, Dolphin and Horizon shall otherwise be subject to the terms of any applicable JOA governing operations under the Subject Leases.

1.4 "CBM" shall mean coal bed gas and related hydrocarbons, if any, produced from coal seams under this Agreement and specifically from geologic strata from the surface to the depth provided in the relevant leases.

1.5  "Coal Bed Methane" shall mean CBM.

1.6 "Contract Operator" shall mean the operator engaged by Dolphin to conduct operations on the Subject Leases.

1.7 "Drilling Program" shall mean the drilling and completion of Wells on the Program Acreage and the construction of gathering systems and such other facilities as may be necessary or convenient for the production and sale of CBM produced from such Wells.

1.8 "Force Majeure" shall mean any act of God, including, but not limited to, lightning, earthquakes, fires, floods, or tornadoes; strikes, lockouts or other industrial disturbances; acts of the public enemy; wars; riots; epidemics; lack of any necessary licenses, approvals or permits or delay in obtaining licenses, approvals or permits from a Regulatory Agency; direct injunction, prohibition, delay or interruption by acts, orders, regulations or requirements from a Regulatory Agency; or other events beyond the reasonable control of the party whose obligations hereunder are affected by such event.

1.9 "JOA" shall mean any Joint Operating Agreement for which provision is made herein

1.10 "Leasehold Interest" shall mean the operating interest in a Subject Lease and shall, for all purposes herein, be deemed to be identical to the term "Working Interest."

1.11 "Liens and Encumbrances" shall mean mortgages, deeds of trust, security agreements, financing statements or other instruments which constitute a charge, security interest or encumbrance imposed upon the Leasehold Interest in any of the Subject Leases in favor of a third party.

1.12 "Net Revenue Interest" shall mean the proportionate share of revenues from the sale of production of oil and gas or the in-kind equivalent thereof produced from the Subject Leases.

1.13 "Oil and Gas" shall mean oil and gas (including CBM) and other hydrocarbons.

1.14 "Program Acreage" shall mean that portion of the lands and Subject Leases described on Exhibit A hereto, which Dolphin and Horizon agree should be part of the Drilling Program, and which Dolphin will reserve for Horizon through August 15, 2005.

1.15 "Proportionate Reduction" shall mean, with respect to any Working Interest or Carried Interest, the proportion that a particular Leasehold Interest bears to the entire mineral estate, and in the proportion that the undivided interest in any particular Leasehold Interest bears to the entire interest in a Subject Lease and shall mean, with respect to a Net Revenue Interest or an overriding royalty interest, the proportion that revenue attributable to a particular leasehold, royalty, overriding royalty, or other real property interest bears to the entire revenue attributable to a Subject Lease.

1.16 "Regulatory Agency" means the applicable governmental agencies of the United States of America or the State of Wyoming, or any political subdivision of either of them with jurisdiction over the matters contemplated hereunder and covered hereunder, including without limitation the United States Department of the Interior, Bureau of Land Management, United States Environmental Protection


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     Agency, the Wyoming Oil and Gas Conservation Commission, and the Wyoming
     Department of Environmental Quality.

1.17 "Second Program" shall mean the drilling and completion of Wells on the Second Program Acreage and the construction of gathering systems and such other facilities as may be necessary or convenient for the production and sale of CBM produced from such Wells.

1.18 "Second Program Acreage" shall mean that portion of Available Acreage which Dolphin and Horizon agree should be part of the Second Program.

1.19 "Subject Leases" shall mean such oil and gas leases described on Exhibit A attached hereto and covering the Program Acreage.

1.20 "Subsequent Operations" shall have the meaning ascribed thereto in the applicable JOA.

1.21 "Target Horizon" shall mean the geologic strata targeted as being prospective for commercial CBM reserves from the surface to the depth provided in the relevant leases.

1.22 "Trustee" shall mean either a manager of Horizon Gas, Inc. a Colorado corporation, or the escrow agent for any limited partnership which is an affiliate of Horizon Gas, Inc. and to which Horizon Gas, Inc. has assigned rights hereunder.

1.23 "Term" has the meaning ascribed herein.

1.24 "Well Location Fee" shall mean the U.S. $20,000 fee paid by Horizon to Dolphin as prescribed herein below. The Well Location Fee shall be subject to Proportionate Reduction.

1.25 "Wells" shall mean all coal bed methane wells drilled pursuant to this Agreement.

1.26 "Working Interest" shall mean the operating interest in a Subject Lease and shall, for all purposes herein, be deemed to be identical to the term "Leasehold Interest."

                                       II.
                           REPRESENTATIONS BY HORIZON

Horizon represents and warrants to Dolphin that:

2.1  It is organized and in good standing in the State of Colorado.

2.2 It has the corporate power and authority to enter into this Agreement and the transactions contemplated hereunder.

2.3 Execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will have been duly authorized, and will not result in any conflict with, or breach of or default under any other obligation to which it may be bound.

2.4  This Agreement is binding and enforceable in accordance with its terms.

2.5 It has not engaged any broker, finder or financial advisor for this transaction for which Dolphin would be liable for any fees or other compensation or otherwise.

                                      III.
                           REPRESENTATIONS BY DOLPHIN


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Dolphin represents and warrants to Horizon that:

3.1  It is duly organized and in good standing in the State of Nevada.

3.2  It is authorized to do business in the State of Wyoming.

3.3 It has the corporate power and authority to enter into this Agreement and the transactions contemplated hereunder.

3.4 Execution and delivery of this Agreement and the consummation of this transaction and performance hereunder will have been duly authorized, and will not result in any conflict with, or breach of or default under any other obligation to which it may be bound.

3.5  This Agreement is binding and enforceable in accordance with its terms.

3.6 It has not engaged any broker, finder or financial advisor for this transactions for which Horizon would be liable for any fees or other compensation or otherwise.

3.7 Any Working Interest in the Subject Leases which it assigns to Horizon shall be free and clear of any and all Liens and Encumbrances created by, through or under it. It is understood that the Subject Leases are subject to liens as of the date hereof and that Dolphin will attempt to obtain releases of those liens prior to the completion of due diligence by Horizon.


                                       IV
                          DUE DILIGENCE AND COMMITMENT

4.1 For a period of up to sixty (60) days from the Effective Date hereof, Dolphin agrees to cooperate with Horizon in a due diligence investigation of the Program Acreage and the Subject Leases and to cooperate fully toward a complete evaluation of the Drilling Program satisfactory to both parties. In addition, Dolphin will identify for Horizon a minimum of 32 sites, which will be drilled in the Drilling Program. In the conduct of such review, Horizon shall retain, at its sole cost, risk and expense, its own legal counsel and such technical and other consultants, as it deems necessary. Such evaluation shall be concluded within the recited due diligence time period.

4.2 Within fifteen (15) days of completion of the review provided for in the preceding paragraph, Horizon shall notify Dolphin in writing of its election to participate in the Drilling Program on the terms set forth herein or to decline to do so. In the event that Horizon elects not to participate in the Drilling Program, this Agreement shall terminate as to both parties, and, subject to the provisions hereof, neither party shall have any further rights or obligations under this Agreement. In the event that both parties elect to participate, their respective elections shall be deemed a commitment to participate in the Drilling Program, which shall be binding on both parties under the terms and conditions set forth herein. Failure to timely elect shall be deemed an election not to participate.


4.3 Within ten (10) days of the election of Horizon to participate in the Drilling Program, the parties shall enter into JOA on AAPL Form 610, which, among other things, shall provide for electing joint loss of title, insurance provisions meeting industry standards, 1984 COPAS Accounting Procedure with drilling and producing rates competitive with those charged in the area, a gas balancing agreement with volumetric balancing, preferential rights stricken, nonconsent penalty of 300%, and such other terms as the parties shall in good faith adopt. Dolphin shall be designated as operator thereunder. Horizon shall have the right to review and audit all of Dolphin's accounting records in accordance with the COPAS Accounting Procedure attached as Exhibit C to the JOA.


                                       V

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                                      COSTS

5.1 If Horizon elects to participate in the Drilling Program, Horizon shall, within fifteen (15) days of completion of the review provided for in
     Section 4.1 above and receipt of notice from Dolphin that it has received drilling permits for three Wells on the Program Acreage, cause to be delivered to Dolphin a statement by the Trustee that Horizon has on account in immediately available funds a minimum sum of U.S. $517,000, which amount is ninety percent (90%) of the estimated amount to drill, complete and operate three Wells through de-watering.

     The estimated costs are determined by multiplying ninety percent (90%) times the sum of the estimated costs of drilling a Well ($150,000), the Well Location Fee ($20,000 per Well), and the estimated cost of operations through de-watering ($20,000). The actual costs to Horizon shall be adjusted to reflect the true costs associated with each Well when those costs are determined and verified and Horizon will cause payments to be made to Dolphin in accordance with the JOA and Accounting Procedures. In the event Horizon is unable to pay such adjusted costs, its Working Interest in the Wells will be reduced proportionately.

5.2 After Horizon has met its requirements under Section 5.1 above, it may elect on a Well by Well basis to participate in the drilling of additional Wells in the Drilling Program. Within ten (10) days of notification by Dolphin that it intends to drill a Well in the Drilling Program and that it has a drilling permit, Horizon shall cause the Trustee to notify Dolphin that Horizon has available in immediately payable funds the sum of U.S. $171,000, and Horizon shall make payments to Dolphin as provided in Section
     5.1 above.

5.3 With the exception of the Carried Interest and to the extent of its Working Interest, Horizon shall enjoy the same benefits and suffer the same liabilities concerning the Wells as Dolphin.

                                       VI
                                DRILLING PROGRAM

6.1 The Program Acreage identified and reserved by Dolphin shall consist of a minimum of thirty-two (32) drill site spacing units with the expectation of being able to drill two (2) Wells per spacing unit for a total of sixty-four (64) Wells. Dolphin shall drill a Well at each legal location where drilling is feasible. Upon reaching the total depth so drilled, each Well will be either completed to the gathering system pipeline or plugged and abandoned as a dry hole in accordance with applicable laws and regulations. The parties will consult with each other as to the location of each Well, the timing and feasibility of drilling, and the anticipated completion depth of the Target Horizon. The final decision in the absence of such agreement will be made in accordance with the JOA.

6.2 Within ten (10) days of receipt of any payments provided in Sections 5.1 and 5.2 above, Dolphin will assign and convey to Horizon sixty - seven and one - half percent (67.5%) of its Working Interest in and to the Subject Leases, insofar as they pertain to the drill site spacing unit for any Well so drilled and any other acreage earned as a result of such drilling operations to all depths covered by the Subject Leases, and Dolphin shall except and reserve the Carried Working Interest unto itself, its successors and assigns. Accordingly, although Horizon's Working Interest in the drill site spacing unit for any Well will be sixty-seven and one-half percent (67.5%) of Dolphin's Working Interest for such drill site spacing unit prior to assignment hereunder, Horizon will bear ninety percent (90%) of the costs attributable to the combined Working Interests of Dolphin and Horizon in such drill site spacing unit and Well until the Carried Interest is extinguished. Such assignment shall be on a form acceptable to counsel for Horizon and shall be subject only to (1) royalties, overriding royalties and other burdens in effect and of record as of the Effective Date, (2) the Carried Interest, and (3) an overriding royalty of 2% of 8/8ths, all of which shall be subject to Proportionate Reduction. The parties specifically agree that the Net Revenue Interest to be so delivered to Horizon will not be less than Seventy-Five Percent (75%), subject to Proportionate Reduction.


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


6.3 Dolphin may, in its sole discretion, drill more than one Well to different coal seams on each eighty (80) acre drill site spacing unit as permitted by the applicable well spacing regulations Subject to Proportionate Reduction, Horizon shall pay Dolphin a Well Location Fee of $20,000.00 for each Well, including any recompletion or other Subsequent Operations, provided that the total of Well Location Fees paid with respect to any particular eighty
     (80) acre drill site spacing unit may not exceed $40,000, as proportionally reduced. Dolphin shall be solely liable for payment of any finder's fee or well location fees payable to Contract Operator and/or other service providers.

6.4 Except as to any Working Interest in which Horizon elected to participate and which may be subsequently purchased by Dolphin, Horizon shall be liable and responsible to Dolphin as operator to the extent of its Working Interest for the entire cost of drilling, testing and completion operations on Wells as well as for Subsequent Operations and operating expenses (including fees payable to Contract Operator). Dolphin shall bill Horizon for such costs and expenses, and Horizon shall pay such costs to Dolphin pursuant to the terms of the JOA.

6.5 All geologic, engineering, land and other data pertaining to the Drilling Program shall be shared between the parties upon request, it being the intent that both parties shall be provided sufficient information to allow each of them to make an informed evaluation and decision as to Subsequent Operations.


                                       VII
                              SUBSEQUENT ELECTIONS

7.1 If on or before February 28, 2005, Horizon has obtained funding for and committed a minimum of U.S. $4,000,000 to the Drilling Program, Dolphin will, not later than March 31, 2005 propose the Second Program and, provided that it has sufficient Available Acreage at the time of such proposal, reserve the Second Program Acreage through December 31, 2005. The Second Program Acreage shall consist of enough acreage and drilling sites to permit Horizon to expend up to U.S. $17,000,000 in the Second Program unless Horizon requests a smaller program or unless there is not adequate Available Acreage. If Horizon has not been successful in raising enough funds in order to commit U.S. $4,000,000 to the Drilling Program by February 28, 2005, Dolphin will not reserve any acreage for the Second Program and Horizon's participation in the Second Program will be determined in accordance with Section 7.3 below.

7.2  In the event that the Second Program is determined in accordance with
     Section 7.1 above, it may be subsequently reduced if, (i) by August 15, 2005, Horizon has not committed U.S. $13,000,000 to the Drilling Program or (ii) Horizon requests a reduction in its commitment to the Second Program or (iii) Horizon is unsuccessful in raising adequate capital by December 31, 2005, to meet its then commitment in the Second Program. In the first instance, if Horizon's commitment to the Drilling Program is less than U.S. $13,000,000, Dolphin may reduce the Second Program Acreage to an amount sufficient for Horizon to expend up to the amount expended in the Drilling Program. In the last instance, Horizon and Dolphin shall consult to determine the scope of a realistic Second Program.

7.3 If the Second Program is not determined in accordance with Section 7.1 above, within thirty (30) days of cementing of casing of the last Well in the Drilling Program, Horizon shall elect in writing whether or not it chooses to proceed with the Second Program and, if so, the number of Wells it is willing to fund in the Second Program. Within twenty (20) days of receipt of Horizon's election, Dolphin shall advise Horizon with regard to the Available Acreage, if any, for the Second Program. If Dolphin has Available Acreage, it shall propose the Second Program, provided that Dolphin shall not be obligated to provide more drilling locations for the Second Program than were funded by Horizon in the Drilling Program, nor will Dolphin be required to provide more drilling locations than would be required to cause Horizon's funding the Drilling to exceed Thirty Million Dollars (U.S. $30,000,000).

7.4 For a period of up to sixty (60) days from the date when Dolphin proposes the Second Program to Horizon, including the designation of the Second Program Acreage that will be subject to the Second


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     Program, Dolphin agrees to cooperate with Horizon in a due diligence investigation of the leases covering the designated Available Acreage and to cooperate fully toward a complete evaluation of the Second Program satisfactory to both parties. In the conduct of such review, Horizon shall retain, at its sole cost, risk and expense, its own legal counsel and such technical and other consultants, as it deems necessary. Such evaluation shall be concluded within the recited due diligence time period.

7.5 Within fifteen (15) days of completion of the review provided for in the preceding paragraph, Horizon shall notify Dolphin in writing of its election to participate in the Second Program on the terms set forth herein, or decline to do so. In the event that Horizon elects not to participate in the Second Program, this Agreement shall terminate as to both parties, and, subject to the provisions hereof, neither party shall have any further rights or obligations under this Agreement other than as may remain with respect to the Drilling Program. In the event that only Dolphin elects to participate, all rights, titles, interests, benefits and burdens associated with the Second Program shall become vested solely in Dolphin. In the event that both parties elect to participate, their respective elections shall be deemed a commitment to participate in the Second Program, which shall be binding on both parties under the terms and conditions set forth herein. Failure to timely elect shall be deemed an election not to participate.

7.6 Within ten (10) days of the election of Horizon to participate in the Second Program, the parties shall enter into a JOA on AAPL Form 610, which, among other things, shall provide for electing joint loss of title, insurance provisions meeting industry standard, 1984 COPAS Accounting Procedure with drilling and producing rates competitive with those charged in the area, a gas balancing agreement with volumetric balancing, preferential rights stricken, nonconsent penalty of 300%, and such other terms as the parties shall in good faith adopt. Dolphin shall be designated as operator thereunder. Horizon shall have the right to review and audit all of Dolphin's accounting records in accordance with the COPAS Accounting Procedure attached as Exhibit C to the JOA

                                      VIII
                                 SECOND PROGRAM


8.1 In the event that both parties agree to participate in the Second Program, the parties shall consult with each other as to location and timing of the drilling of Wells, but in the absence of agreement, the decision shall be made in accordance with the JOA. Within ten (10) days of notification that Dolphin intends to drill a particular Well, Horizon shall cause the Trustee to notify Dolphin that Horizon has available in immediately payable funds the sum of One Hundred and Seventy-One Thousand Dollars ($171,000), subject to the Well Location Fee limitations set forth in Section 8.4 below and that Horizon will remain current on all billings from Dolphin. Drilling of the Wells shall be performed at such locations, at such times, and under such conditions as Dolphin shall in its sole judgement deem advisable.

8.2 Except to the extent otherwise provided herein, all operations on a Well shall be conducted under the terms of the applicable JOA, including Subsequent Operations, and the cost, risk and expense of all Subsequent Operations with respect to which both parties elect to participate shall be paid by both Dolphin and Horizon under any election to participate in the Second Program, except that Horizon alone will bear the costs associated with the Carried Interest.

8.3 With respect to each Well or Subsequent Operation thereon which Horizon drills hereunder, either as a producer or as a dry hole, Dolphin will assign and convey to Horizon sixty - seven and one-half percent (67.5%) of its Working Interest in the Subject Leases insofar as it pertains to the drill site spacing unit for such Well and any other acreage earned as a result of such drilling operations to all depths covered by the Subject Leases. Such assignment and conveyance shall be on such form acceptable to counsel for Horizon, and shall be subject to Dolphin's reservation of the Carried Interest, royalties, overriding royalties and other burdens in effect and of record as of the date Dolphin designates the Available Acreage for the Second Program as provided in Article VII above. The Carried Interest shall be subject to Proportionate Reduction. Accordingly, although Horizon's


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     Working Interest in the drill site spacing unit for any Well will be sixty-seven and one-half percent (67.5%) of Dolphin's Working Interest for such drill site spacing unit, Horizon will bear ninety percent (90%) of the costs attributable to the combined Working Interests of Horizon and Dolphin in such drill site spacing unit and Well until the Carried Interest is extinguished. The parties specifically agree that the Net Revenue Interest to be delivered to Horizon will not be less than Seventy-Five Percent (75%), subject to Proportionate Reduction.

8.4 Dolphin and Horizon may drill more than one Well to different coal seams on the same eighty (80) acre drill site spacing unit as permitted by the applicable well spacing regulations. Subject to Proportionate Reduction, Horizon shall pay Dolphin a Well Location Fee of ($20,000) for each Well, including any recompletion or other Subsequent Operations, provided that the total Well Location Fees paid with respect to any particular eighty
     (80) acre drill site spacing unit may not exceed ($40,000). Dolphin shall be solely liable for payment of any finder's fee or well location fees payable to Contract Operator and/or other service providers.

8.5 Except as to any Working Interest in which Horizon elected to participate and which may be subsequently purchased by Dolphin, Horizon shall be liable and responsible to Dolphin as operator to the extent of its Working Interest for the entire cost of drilling, testing and completion operations on Wells, as well as for Subsequent Operations and operating expenses (including fees payable to Contract Operator). Dolphin shall bill Horizon for such costs and expenses, and Horizon shall pay such costs to Dolphin pursuant to the terms of the JOA.

8.6 All geologic, engineering, land and other data pertaining to the Second Program shall be shared between the parties upon request, it being the intent that both parties shall be provided sufficient information to allow each of them to make an informed evaluation and decision as to Subsequent Operations.

                                       IX
                                     NOTICES

All notifications to be delivered hereunder shall be made as follows:

       Horizon Gas, Inc.
       621 17th Street, Suite 811
       Denver, Colorado 80293
       Attention : John Trabandt
       Phone : 303-297-2525
       Fax : 303-295-0072

       Dolphin Energy Corporation
       1331 17TH Street,  Suite 730
       Denver, Co 80202
       Attention:  Cecil Gritz
       Phone: 303-293-2300
       Fax:303-293-2417


                                        X
                                 CONFIDENTIALITY

10.1 The parties agree that the terms and conditions of this Agreement and all information and data acquired or obtained by any party in respect of the Project shall be considered confidential and shall not be disclosed during the term of the Agreement to any person or entity not a party to this Agreement, except:


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                  (1)      to an Affiliate, provided such Affiliate maintains
                           confidentiality as provided in this Article X;

                  (2) to a governmental agency or other entity when required by this Agreement;

                  (3) to the extent such data and information is required to be furnished in compliance with any applicable laws or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a party;

                  (4) to prospective or actual contractors, consultants and attorneys employed by any party where disclosure of such data or information is essential to such contractor's, consultant's or attorney's work;

                  (5) to a bona fide prospective transferee of a party's interest in all or any portion of the Project (including an entity with whom a party or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate's shares);

                  (6) to a bank or other company to the extent appropriate to a party arranging for funding;

                  (7) to the extent such data and information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such party, or its Affiliates; or

                  (8) any data or information which, through no fault of a party, becomes a part of the public domain:

10.2 In the event of an emergency involving extensive property damage, operations failure, loss of human life, or other clear emergency, either party is deemed to be authorized to furnish such minimal, strictly factual information as is necessary to satisfy the legitimate public interest on the part of the press and duly constituted authorities. If time does not permit obtaining prior approval from the other party, either party shall promptly advise the other party of the information so furnished. Nothing herein contained shall preclude any party from making such disclosures as may be, in that party's sole judgment, required by any federal or state law or regulation or by any stock exchange on which the shares of the party and/or its parent company are listed; provided, however, that such party shall provide each other party with prior written notice of any such required disclosure, which disclosure shall be deemed to authorize each other party to make a similar disclosure at any time after such initial required disclosure has been made to the public and/or as is otherwise required, and provided further that such other party shall maintain the confidentiality of the intent of such other party to make such a disclosure as well as the content thereof prior to such initial required disclosure.

10.3 The parties will consult with each other with regard to all publicity, including any press or other media releases regarding activities undertaken in connection with this Agreement. Unless data or information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over a party or its Affiliates, no party shall issue a media release nor distribute any information or photographs concerning operations hereunder to the press or other media without the prior written approval of the other party, which shall not be unreasonably withheld. If a party requests consent to make a press or media release, but does not receive a written response from the other party either consenting or withholding consent for a period of three (3) days after its request, then the other party shall be deemed to have consented to the release.

10.4 The parties acknowledge and agree that either party will disclose certain information concerning the business operations contemplated hereunder as well as the essential terms and conditions of this Agreement.


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


                                       XI
                              TERM AND TERMINATION

11.1 The Term of this Agreement shall commence as of the Effective Date and shall continue for a period of four (4) years thereafter, unless earlier terminated hereunder.

11.2 Unless and to the extent excused by events of Force Majeure or as otherwise mutually agreed by the parties, this Agreement shall terminate upon the occurrence of one of the following events:

(1) the occurrence of any event for which termination is expressly provided as a consequence elsewhere in this Agreement;

(2) If either party files a voluntary petition in bankruptcy, has an involuntary petition in bankruptcy filed against it, is adjudicated to be insolvent, or has a receiver appointed for its business affairs (individually or collectively, a "Bankruptcy Event"), then the other party may, in its sole discretion, (i) terminate this Agreement upon twenty (20) days as to the drilling of any future Wells contemplated hereunder and/or
     (ii) seek appointment of itself or a third party as operator under the JOA, subject to the terms of any applicable JOA; provided, however, that this provision shall not apply if such Bankruptcy Event is removed within such 20-day period; or

(3) by mutual agreement of Dolphin and Horizon; with the date as to which any of such events shall be deemed to have occurred being the Termination Date.

     If this Agreement is terminated pursuant to any of the foregoing clauses
     (1), (2), or (3), Horizon and Dolphin shall be liable to each other for the performance of their respective obligations under this Agreement in connection with all events, acts and omissions occurring or commencing prior to the Termination Date as well as for all obligations accruing after the Termination Date in respect of any Wells commenced prior to the Termination Date. Horizon will have no obligation to Dolphin under this Agreement in connection with Wells that have not yet been commenced.

11.3 The obligations of Dolphin and Horizon which by their nature extend past the Term hereof shall survive the termination of this Agreement for a period of one (1) year after the Termination Date.

                                       XII
                         INTERNAL REVENUE CODE ELECTION

     This Agreement is not intended to create, and shall not be construed to create, a partnership between Dolphin and Horizon or an association for profit between or among them. Notwithstanding any provision herein that the rights and liabilities hereunder are several and not joint or collective, or that this Agreement and operations hereunder shall not constitute a partnership, if, for federal income tax purposes, this Agreement and the operations hereunder are regarded as a partnership, each party hereby affected elects to be excluded from the application of all of the provisions of Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of 1986, as amended (the "Code"), as permitted and authorized by Code Section 761 and the regulations promulgated thereunder. Dolphin is authorized and directed to execute on behalf of Horizon such evidence of this election as may be required by the Secretary of the Treasury of the United States or the United States Internal Revenue Service (the "IRS"), including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulation 1.761. Should there be any requirement that each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the IRS or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of Wyoming or any future income tax laws of the United States contain provisions similar to those in Subchapter "K", Chapter l, Subtitle "A", of the

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



     Code, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws.

                                      XIII
                               GENERAL PROVISIONS

13.1 This Agreement will be binding upon the parties, and their respective heirs,successors and assigns, and shall be deemed a covenant running with the land of the Subject Leases.

13.2 No waiver by any party of any one or more defaults by another party in the performance of his Agreement shall operate or be construed as a waiver of any future default or defaults by the same party, whether of a like or of a different character. Except as expressly provided in this Agreement, no party shall be deemed to have waived, released or modified any of its rights under this Agreement, unless such party expressly stated, in writing, that it does waive, release or modify such right.

13.3 If and for so long as any provision of this Agreement shall be deemed invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement, except insofar and only insofar as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

13.4 This Agreement represents the entire agreement of the Parties with respect to the subject matter hereof, all previous agreements and communications, having been merged and integrated into the terms hereof.

13.5 Each party shall, at its sole cost, risk, and expense, prepare and submit any and all filings in relation to this Agreement required of such party by any governmental agency having jurisdiction. Each party shall in a timely fashion provide the other parties with copies of all such filings made by the party.

13.6 The captions and headings of this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provisions of this Agreement.

13.7 In connection with this Agreement and the transactions contemplated by it, each party will execute and deliver any additional documents and instruments, as well as perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

13.8 This Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of the State of Wyoming, excluding any choice of law rules which would refer the matter to the laws of another jurisdiction.

13.9 Both Dolphin and Horizon submit to the jurisdiction of the courts of Wyoming (as well as the federal courts sitting in Wyoming) for the purpose of finally resolving any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement or the operations carried out under this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement. A party's submission to the jurisdiction of these courts in accordance with the foregoing shall not, however, limit the right of such party to institute any legal action or proceeding for the enforcement of any order or judgment of such courts in any other court having jurisdiction.

13.10 Neither party may assign all or any part of its rights or obligations under this Agreement without the prior written consent of the other party, which consent may be reasonably withheld for any reason in its sole reasonable discretion; PROVIDED, HOWEVER, THAT EITHER PARTY MAY, ASSIGN ALL OF ITS RIGHTS

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


     AND OBLIGATIONS UNDER THE DRILLING PROGRAM OR THE SECOND PROGRAM TO AN AFFILIATE WITHOUT OBTAINING ANY CONSENT FROM THE OTHER PARTY.

13.11 In the event of any conflict or ambiguity in any of the terms or conditions of the Subject Leases, the Lease Agreement or this Agreement that cannot be reconciled or applied solely in the context of the business and contractual dealings of the parties without regard to the priority between and among any of the parties and any third party, including any Exhibits thereto, the following order of precedence shall apply: (i) the Subject Leases; (ii) this Agreement; (iii) the Exhibits to this Agreement;
     (iv) the JOA; and (v) the pertinent exhibits to the JOA.

         IN WITNESS WHEREOF, the duly authorized officers or representatives of the parties have executed this Agreement on the dates written below to be effective as of the Effective Date.

    Date:  November 2, 2004              Dolphin Energy Corporation
         -----------------------

                                         By: /s/ Cecil D. Gritz
                                            ------------------------------------
                                            Cecil D. Gritz
                                            Chief Operating Officer

    Date:  November 2, 2004              Horizon Gas, Inc.
         ------------------------
                                         By: /s/ John H.E. Trabandt
                                            ------------------------------------
                                            John H.E. Trabandt
                                            President












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


State of   Colorado
         -----------------------

County of   Denver
         -----------------------


       The foregoing instrument was acknowledged before this 2nd day of November 2004, by Cecil D. Gritz as COO of Dolphin Energy Corporation.




                                              /s/ H. Nicole Saley
                                              ----------------------------------
                                                                 Notary Public
My Commission Expires: 12/19/2007
                      -------------------






State of  Colorado
         -------------------------

County of  Denver
         -------------------------


       The foregoing instrument was acknowledged before this 2nd day of November 2004, by John Trabandt as President of Horizon Gas, Inc.



                                              /s/ H. Nicole Saley
                                              ----------------------------------
                                                                 Notary Public
My Commission Expires: 12/19/2007
                      -------------------












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